EXHIBIT 99.2


        Bion Announces Plan for Initial Pennsylvania Dairy Installation to Reduce Ammonia Emissions and Nutrients in the Chesapeake Bay Watershed

February 27, 2008. New York, New York. Bion Environmental Technologies, Inc. (OTCBB: BNET) announced today that it has signed a memorandum of understanding with a large dairy in Lancaster County, Pennsylvania to retrofit its existing dairy operation with a Bion Nutrient Management System designed to reduce ammonia emissions and nutrients in the effluent. The installation will initially treat the manure from the main 1,400-head dairy barn, with follow-on expansions designed to capture the remaining manure from the milk house, heifers, dry cows, calves, and potentially the manure from the co-located chicken facilities.

Bion chose to undertake this project due in large part to Pennsylvania's nutrient credit trading program, which was established to provide cost-effective reductions of the excess flow of nutrients (nitrogen and phosphorus) into the Chesapeake Bay watershed (including its tributary the Susquehanna River). The program is similar to the highly successful U.S. acid rain 'cap and trade' program that achieved 100% compliance in reducing sulfur dioxide emissions in the 1990s at a fraction of the cost that was originally anticipated. In a cap and trade program, credits are generated by operations that can reduce their discharges below an established baseline (cap). The credits can then be sold to polluters whose discharges exceed their baseline, where the cost to reduce their discharges would be greater than the purchase price of the credits used to offset them. Pennsylvania's nutrient credit trading program was designed to achieve the goal of overall nutrient reductions while providing flexibility to those that are required to make the reductions.

Bion has worked extensively with the Pennsylvania Department of Environmental Protection over the past year to establish a nutrient credit calculation/verification methodology that is appropriate to Bion's proven technology and recognizes its 'multi-media' (both water and atmospheric) approach to nutrient reductions. Bion's comprehensive livestock waste treatment technology establishes a vital 'first of its kind' approach to the fight against excessive nutrients in the Chesapeake Bay: a verifiable reduction of ammonia air emissions that would otherwise lead to downwind deposition and a continued unregulated source of nutrients in the Bay.

Although nutrient credits have not been previously certified for ammonia reductions, based on discussions with PA DEP, Bion anticipates that more than 40% of the nutrient credits it generates at the Lancaster County installation will come from the reduction of ammonia emissions. The balance of credits will be generated from the reduction of soluble form nitrogen and phosphorus in the effluent. Bion has already accomplished this level of ammonia reduction at the DeVries Dairy, a 1,300-head commercial dairy in Texas. The reductions were verified through independent testing and peer-reviewed by a team of scientists and engineers including representatives of several regulatory agencies (full peer-reviewed report: www.biontech.com). Bion will validate these reductions with the PA DEP during the Lancaster dairy's nutrient credit certification process.

Pennsylvania's nutrient credit trading program allows for voluntary credit trading between a 'non-point source' (such as a dairy or other agricultural sources) and a 'point source' polluter, such as a municipal waste water treatment plant or a housing development. For example, Bion can reduce the nutrients from an existing dairy (below its baseline discharge levels) much more cost-effectively than a municipal wastewater treatment plant can reduce nutrients to meet its baseline. The municipal facility can purchase credits from Bion to offset its nutrient discharges, rather than spending significantly more money to make the plant upgrades necessary to achieve its own reductions. The credit purchaser achieves compliance while saving taxpayer dollars and overall nutrients in the watershed are reduced. Bion anticipates that all or a significant part of the capital and operating costs of Bion's advanced manure treatment system on the dairy will be funded out of the credit transaction proceeds.

According to a 2004 report by the Chesapeake Bay Foundation, there are approximately 185 million livestock animals (dairy cows, beef cattle, pigs, chickens, and turkeys) present in the Bay watershed at any given time. These animal operations produce 44 million tons of manure each year containing nearly 600 million pounds of nitrogen and 165 million pounds of phosphorus - representing a significant source of potential nutrient reductions and credits. According to data compiled by the Chesapeake Bay Program, animal manure accounted for 40% of the total nitrogen and 54% of the total phosphorus deposited in the watershed - much of this in soluble form that ultimately finds its way into the Bay.

A multi-media approach to managing the nutrients associated with large scale confined animal feeding operations (CAFOs) is vital to solving the critical problem of eutrophication, where excessive nutrients in a body of water fuel the growth of algae, creating dense algae blooms that rob aquatic life of sunlight and dissolved oxygen. Eutrophication due to excess nutrients from livestock is not only challenging the health of the Chesapeake Bay, but also Lake Champlain (bordering Vermont, New York, and Quebec) and many other water bodies. The Gulf of Mexico now has a 'dead zone' the size of New Jersey where low oxygen concentrations do not support life. The Mississippi River, which empties into the Gulf, drains the watersheds throughout the nation's breadbasket, collecting nutrients from a 31-state swath that grows a much of the nation's crops and hosts the majority of our livestock. The Pew Oceans Commission reported in 2003 that runoff of excess nitrogen from animal feedlots is one of the greatest pollution threats to coastal marine life today.

According to the World Resources Institute, eutrophication is not unique to the United States. A WRI study has shown that there are currently 415 ecosystems suffering from eutrophication worldwide, and only 13 of these water bodies are said to be recovering; the rest are in decline. A U.N. Food and Agriculture Organization report in 2006 called the global livestock sector "one of the top two or three most significant contributors to the most serious environmental problems at every scale."

Mark Smith, Bion's President, stated, "Bion's Lancaster County installation represents a key development in terms of establishing a structure for cost-effective multi-media nutrient management for CAFOs. Bion's Nutrient Management System is the only process that provides a comprehensive solution that addresses both air emissions and nutrients in the effluent from livestock facilities. We are pleased that the Pennsylvania Department of Environmental Protection has recognized the contribution that Bion's technology can make in the restoration of the Chesapeake Bay and other areas that suffer from excess nutrients. Programs like Pennsylvania's nutrient credit trading program provide substantial benefits to the public and the environment. As importantly, with the program, farmers can afford to install the technology."

                  ________________________________________

About Bion: Bion's patented technology platform largely mitigates the environmental impacts of livestock facilities, such as dairies and cattle feedlots. The platform removes up to 95% of the nutrients in the wastewater effluent and reduces ammonia emissions by greater than 95%. Bion has been providing solutions to the livestock industry since 1990.

By virtually eliminating the environmental impact of livestock waste, Bion's technology creates the opportunity to develop sustainable integrated agriculture operations, comprised of large scale livestock operations balanced with highly-efficient biofuel production, in locations that maximize market opportunities. These state-of-the-art facilities incorporate onsite production and use of co-products - renewable energy produced from the livestock wastes and the distiller grains from the ethanol process - and produce significant advantages in environmental, energy and economic efficiency. For more information, see Bion's website: www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the word 'potential', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

For further information, please visit the Company's website at www.biontech.com, or contact:

Mark A. Smith                              Craig Scott
President                                  Vice President-Capital Markets/IR
719-256-5329                               303-843-6191 direct
mas@biontech.com                           cscott@biontech.com